EXHIBIT 99.1

For Immediate Release

Contact:	David Leedy
972-586-1703
dleedy@aviall.com

AVIALL REPORTS 37% EARNINGS PER SHARE GROWTH FOR THE THIRD QUARTER

DALLAS, TEXAS October 20, 2005 — Aviall, Inc. [NYSE: AVL] today reported the financial results for the third quarter ended September 30, 2005:

Highlights :

•	Earnings per share (diluted) for the third quarter of 2005 were $0.41 compared to $0.30 per share (diluted) reported for the year-earlier period, up 37%.

•	Net sales for the third quarter grew 13% year-over-year to $334 million in 2005 from $295 million in 2004.

•	Total selling and administrative expense as a percentage of sales continued to decline, falling to 9.3% in the third quarter of 2005 from 9.8% in the same period last year.

•	Operating income increased $7.3 million, or 40%, to $25.5 million for the third quarter of 2005 from $18.2 million in the third quarter of 2004.

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AVIALL REPORTS 37% EARNINGS PER SHARE GROWTH FOR THE THIRD QUARTER

Third Quarter Results

Third quarter 2005 net sales rose $39.0 million to $333.7 million, or 13% over last year’s level of $294.7 million. Aviall Services’ net sales growth reflected increases across all geographic regions. In the business sectors served by Aviall Services, the general aviation/corporate and the commercial airlines each showed “organic” growth; that is, growth in our traditional businesses occurred independent of the new GE product lines and despite the challenging domestic airline environment. The GE transition was successfully completed on July 18, 2005, and, as a result, Aviall’s third quarter net sales include CF6 part sales from that date forward. Finally, on the military side, the military/government sector sales declined 4% year-over-year due to a softening of demand and select military part shortages.

Aviall’s gross profit of $56.6 million for the third quarter of 2005 increased 21% versus the prior year level of $46.9 million. Each of the sectors performed well at the gross margin level – particularly the military/government sector where the sales decline was more than offset by an improved product mix and higher margins.

Compared to the third quarter of 2004, selling and administrative (S&A) expense increased by $2.3 million, or 8%, to $31.1 million, mainly the result of planned expenses required to support the new GE product lines. Despite these increases, S&A expense as a percentage of net sales improved to 9.3% in the third quarter of 2005 from 9.8% for the third quarter of 2004.

Overall, Aviall’s operating income for the third quarter of 2005 was $25.5 million, up $7.3 million or 40% from the third quarter of 2004. The lower effective tax rate (29.5%) for the third quarter of 2005 compared to the previous quarter was due to a resolution of certain of our tax reserves.

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AVIALL REPORTS 37% EARNINGS PER SHARE GROWTH FOR THE THIRD QUARTER

Net earnings for the third quarter of 2005 were $14.3 million, an increase of $4.3 million, or 42%, over the $10.0 million reported in the third quarter of 2004. Aviall’s earnings per share (diluted) rose 37% to $0.41 in the third quarter of 2005 versus $0.30 per share (diluted) in the third quarter of 2004.

During the third quarter, the Company made additional investments – approximately $52.5 million of variable working capital – necessary to complete transition of the new GE product lines. Notwithstanding this additional investment, Aviall has continued to generate positive cash flow from operations amounting to $38.7 million for the first nine months of 2005. The cash flow from operations has been used primarily to repay debt.

Review and Outlook

“Our performance in this quarter again exhibits impressive gains and shows that our value proposition continues to prove out during our industry’s challenging period,” said Paul E. Fulchino, Aviall’s chairman, president and chief executive officer. “Despite record-high fuel prices affecting the entire aviation industry and bankruptcies of key domestic airlines, all our business sectors continued to post increases in earnings. In addition, we are starting to see the benefits of our contract diversification in the military/government sector. Our general aviation and commercial airline markets continue to perform well, highlighted by the performance of our new GE products.”

Fulchino added, “The smooth transition of the new GE product lines supports our belief that Aviall can efficiently integrate major new product lines without disrupting our existing product lines or the support we provide our traditional supplier partners. Our focus on superior technology and

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AVIALL REPORTS 37% EARNINGS PER SHARE GROWTH FOR THE THIRD QUARTER

customer service has given the Company a strong competitive advantage in the marketplace that has paid dividends in our top and bottom lines. Sustaining this advantage with a continued aggressive business development strategy supported by operational efficiencies will continue to be our top priority.”

Aviall will host a conference call on Friday, October 21, 2005, at 11 a.m. ET. The conference call can be accessed by calling (888) 791-2132 (toll-free) or (210) 234-0006 (toll) and referencing Aviall. A replay will be available until 7 p.m. ET on Friday, November 4, 2005, at (800) 841-8570 (toll-free) or (402) 280-9932 (toll). The conference call is also being webcast and can be accessed at www.aviall.com under the section “Investor Relations” or at www.vcall.com.

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Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from those expected in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including competitive factors and pricing and supply pressures, shifts in market demand, general economic conditions and other factors including, among others, those that affect flight activity in military, commercial, business and general aviation, the business activities of the Company’s customers and suppliers and developments in information and communications technology.

About Aviall, Inc.

Aviall, Inc. [NYSE: AVL] is a leading solutions provider of aftermarket supply-chain management services for the aviation and marine industries. Aviall is comprised of two operating units. As the world’s largest independent provider of new aviation parts and related aftermarket services, the Aviall Services business unit markets and distributes products for approximately 220 manufacturers and offers approximately 650,000 catalog items from customer service centers located in North America, Europe, and Asia-Pacific. Aviall Services also offers a full line of aviation batteries, hoses, wheels and brakes, oxygen and paint services. The Inventory Locator Service (ILS) business unit, headquartered in Memphis, Tennessee, provides information and facilitates global eCommerce via its electronic marketplace that enables subscribers to buy and sell commercial parts, equipment and services, as well as provides eBusiness Services to the aviation, marine and defense industries. Additional information on Aviall is available at www.aviall.com.

AVIALL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales	$333,741	294,707	947,261	892,287
Cost of sales	277,173	247,772	777,097	748,110

Gross profit	56,568	46,935	170,164	144,177
Selling and administrative expense	31,070	28,784	90,605	86,036

Operating income	25,498	18,151	79,559	58,141
Interest expense, net	5,277	4,169	15,642	12,721

Earnings before income taxes	20,221	13,982	63,917	45,420
Provision for income taxes (a)	5,959	3,961	21,284	11,957

Net earnings	$14,262	10,021	42,633	33,463

Basic net earnings per share	$0.42	0.31	1.28	1.05
Weighted average common shares	33,754,488	32,105,401	33,346,225	31,913,426

Diluted net earnings per share	$0.41	0.30	1.22	1.00
Weighted average common and potentially dilutive common shares	35,141,449	33,820,849	34,900,831	33,516,655

(a)	Cash tax payments were $1.2 million and $3.0 million for the three months and nine months ended September 30, 2005, respectively.

AVIALL, INC.

SEGMENT INFORMATION

(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
Net Sales	2005	2004	2005	2004
Aviall Services	$326,275	287,592	924,928	870,886
ILS	7,466	7,115	22,333	21,401

Total net sales	$333,741	294,707	947,261	892,287

Profit
Aviall Services	$26,730	19,415	84,364	62,020
ILS	2,788	2,475	8,264	7,726

Reportable segment profit	29,518	21,890	92,628	69,746
Corporate	(4,020)	(3,739)	(13,069)	(11,605)
Interest expense, net	(5,277)	(4,169)	(15,642)	(12,721)

Earnings before income taxes	$20,221	13,982	63,917	45,420

RECONCILIATION OF CHANGES IN VARIABLE WORKING CAPITAL TO

CHANGES IN WORKING CAPITAL

(In Thousands)

	Three Months Ended September 30,
	2005	2004
Receivables, net	$4,652	(11,301)
Plus: Inventories	8,976	(1,277)
Less: Accounts payable	38,876	(4,537)

Variable Working Capital	52,504	(17,115)

Plus:
Cash and cash equivalents	(29,907)	22,648
Prepaid expenses and other current assets	146	(65)
Deferred income taxes	(7,677)	—
Less:
Current portion of long-term debt	106	607
Cash overdrafts due to outstanding checks	(23,661)	(13)
Revolving line of credit	17,609	367
Accrued expenses	11,560	12,559

Working capital	$20,680	18,988

We define Variable Working Capital as receivables plus inventories less accounts payable. In no event should Variable Working Capital be considered as an alternative to working capital or any GAAP measure as an indicator of our performance, nor should Variable Working Capital be considered as an alternative to working capital as an indicator of our relative liquidity to meet our obligations within an ordinary business cycle. We believe that Variable Working Capital is a useful measure, along with measurements under GAAP, in evaluating our financial performance and our ability to leverage sales and earnings from our Variable Working Capital. In addition, we use Variable Working Capital as a financial measure to evaluate our management of working capital and as a metric to measure contract and supplier performance.

AVIALL, INC.

SELECTED BALANCE SHEET DATA

(In Thousands)

	September 30, 2005	December 31, 2004
Cash and cash equivalents	$5,978	91,632
Receivables, net	$177,097	144,087
Inventories	$352,643	328,129
Deferred income taxes	$25,341	43,661
Total assets	$856,034	749,476
Accounts payable	$123,839	98,629
Total debt	$244,561	203,430
Shareholders’ equity	$405,789	349,001

SELECTED CASH FLOW DATA

(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net cash (used for) provided by operating activities	$(34,297)	25,393	38,661	85,450
Net cash used for investing activities	$2,653	2,907	168,760	8,092
Capital expenditures	$2,439	2,476	8,077	6,866

DEPRECIATION AND AMORTIZATION

(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Depreciation	$2,511	2,236	7,120	6,457
Amortization	3,774	1,784	10,155	5,319
Debt issue cost	496	506	1,489	1,424

	$6,781	4,526	18,764	13,200